Exhibit 99.1

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Amendment to Revolving Credit Facility

Bensalem, Pennsylvania, August 13, 2009:

Orleans Homebuilders, Inc. (the “Company”) (AMEX: OHB) announced today that it and its lenders have entered into the Second Amendment to its Second Amended and Restated Revolving Credit Loan Agreement, effective immediately.

Jeffrey P. Orleans, Chief Executive Officer, stated, “This bank amendment will provide us with the additional liquidity and flexibility needed to execute our business plan while we work with our bank lending group towards the Company’s desired bank maturity extension prior to September 30, 2009.  We would like thank our lending group for securing both this amendment and the previous bank consent for the $75 million trust preferred securities debt exchange completed last week.”

This bank amendment was primarily effected in order to address the Company’s near-term liquidity needs through approximately September 30, 2009, while providing additional time for the Company to work with its lending group to attempt to obtain a maturity extension of the Company’s bank credit facility and certain longer-term modifications to borrowing base availability and other covenants.  The amendment entered into today includes modifications to avoid previously scheduled reductions in borrowing base availability as a result of changes to the calculations of certain category limitations previously scheduled for the borrowing base certificate as of July 31, 2009 (due on August 17, 2009); to exclude certain financial letters of credit that previously reduced net borrowing base availability; and to postpone the potential negative impact on the borrowing base of new appraisals of borrowing base assets.

The key terms of this bank amendment are generally as set forth below:

•                  The existing category limitations applicable to the determination of the net borrowing base availability were adjusted as follows:

•                  The maximum borrowing base availability attributable to work-in-progress inventory not subject to a qualifying agreement of sale (i.e., spec inventory and model home inventory) will be maintained at the existing 58% of total work-in-process inventory including backlog units (rather than otherwise being reduced to 45% for the borrowing base certificate as of July 31, 2009), and

•                  The maximum borrowing base availability attributable to land under development will be maintained at the existing 65% of total borrowing base availability (rather than otherwise being reduced to 55% for the borrowing base certificate as of July 31, 2009), but generally subject to a maximum of $235 million prior to September 30, 2009.

These changes apply to all borrowing base certificates delivered to lenders before September 30, 2009.

•                  The definition of “borrowing base availability” was modified to exclude up to $5.1 million of existing financial letters of credit through and including September 29, 2009, which improves the Company’s liquidity by the same amount.  Without the amendment, all financial letters of credit would be deducted when determining borrowing base availability.

•                  The ongoing bank reappraisals of borrowing base assets received by the Company after July 8, 2009 are not required to be reflected in any borrowing base certificate delivered after the amendment date and before the borrowing base certificate due on October 15, 2009.

•                  The Company’s minimum liquidity covenant was amended to temporarily reduce the amount of liquidity required to be maintained by the Company to not less than $0 through and including September 29, 2009; and not less than $10 million thereafter.

•                  The additional loan fee under the existing loan agreement previously due to lenders on September 15, 2009 was postponed until September 30, 2009.

•                  A “change of control” definition was added to the credit agreement to conform to the exchange offer for $75 million of trust preferred securities completed on August 3, 2009.  The events of default under the credit agreement were modified to include such a change of control, as is customary in credit agreements.

The Company is actively working with its bank lenders to obtain a maturity extension of its credit facility that currently matures on December 20, 2009 and certain longer-term modifications to borrowing base availability and other covenants prior to September 30, 2009.  The Company continues to work constructively with its lenders to obtain such a credit facility maturity extension and other modifications, and it remains hopeful a credit facility maturity extension and other modifications can be obtained.  However, the Company can offer no assurance that it will be able to obtain such a credit facility maturity extension or other modifications at all or on acceptable terms, or obtain alternative financing in the event it does not obtain such a credit facility maturity extension and other necessary modifications.

The enhanced liquidity achieved through this temporary credit facility amendment should meet the Company’s liquidity needs only up to approximately September 30, 2009.  The Company anticipates that without either a credit facility maturity extension and other related modifications, or an additional amendment to the Company’s existing revolving credit facility, on or before September 30, 2009: (i) the net borrowing base availability at that time will likely be significantly less than the borrowings under the revolving credit facility at that time; (ii) the Company will be unable to pay the existing additional loan fee presently due on September 30, 2009; (iii) the Company will violate the minimum liquidity covenant at some time between September 30, 2009 and October 22, 2009; and (iv) the Company will not have sufficient liquidity to continue its normal operations on approximately September 30, 2009, or shortly thereafter.  In addition, the Company may need additional amendments to its credit facility for a variety of reasons prior to September 30, 2009, such as to provide additional liquidity.  For additional discussion of the Company’s liquidity, including a discussion of the scheduled December 20, 2009 maturity date of the Company’s revolving credit facility, please refer to the Liquidity and Capital Resources section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 15, 2009.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, stated, “After the important $75 million debt exchange we completed on August 3, 2009, this bank amendment to temporarily improve liquidity through approximately September 30, 2009 provides us with additional time to negotiate a bank maturity extension prior to the December 20, 2009 maturity date.  We continue to work constructively with lenders to obtain a bank maturity extension and other necessary longer-term modifications.  However, there can be no assurance provided that such a maturity extension will be obtained at all or on acceptable terms, or that other satisfactory alternatives will be available.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including first-time, move-up, luxury, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated or expected conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving credit facility, strategic transactions and alternatives; other alternative recapitalization or exchange offer transactions; the anticipated impact of bank reappraisals; future impairment charges, future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated legislation and its impact; expected tax refunds; anticipated use of proceeds from transactions; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; potential future land sales; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to obtain any amendment to or extension of its existing revolving credit facility or other alternative financing or adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, our ability to modify or extend our existing credit facility or otherwise engage in a financing or strategic transaction; the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports of Form 10-Q.